UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 18, 2009
LINCOLN ELECTRIC HOLDINGS, INC.
(Exact name of registrant as specified in charter)

Ohio (State or other jurisdiction of incorporation)	0-1402 (Commission File Number)	34-1860551 (IRS Employer Identification No.)
22801 St. Clair Avenue
Cleveland, Ohio 44117
(Address of principal executive offices) (Zip Code)
(216) 481-8100
(Registrant’s telephone number, including area code)
Not applicable
(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On November 18, 2009, Lincoln Electric Holdings, Inc. (the “Company”), The Lincoln Electric Company, Lincoln Electric International Holding Company, J.W. Harris Co., Inc., Vernon Tool Co., Ltd. and Lincoln Global, Inc. (collectively, with the Company, the “Borrowers”) obtained a $150 million revolving credit facility (the “Credit Facility”) to be used for general corporate purposes pursuant to the terms and conditions of an Amended and Restated Credit Agreement, dated November 18, 2009 (the “Credit Agreement”), entered into by and among the Borrowers and the Lenders (as defined in the Credit Agreement), with KeyBank National Association as Letter of Credit Issuer and Administrative Agent for the Lenders. The Credit Facility has a three-year term and may be increased, subject to certain conditions, by an additional amount up to $75 million at any time not later than 180 days prior to the last day of the term. The interest rate on borrowings under the Credit Agreement is based on either LIBOR or the prime rate, plus a spread based on the Company’s leverage ratio, at the Company’s election. A quarterly facility fee is payable based upon the daily aggregate amount of commitments and the Company’s leverage ratio.

The Credit Agreement contains customary affirmative, negative and financial covenants for credit facilities of this type, including limitations on the Company and its subsidiaries with respect to liens, investments, distributions, mergers and acquisitions, dispositions of assets, transactions with affiliates and a fixed charges coverage ratio and total leverage ratio.

The Credit Agreement provides for customary events of default, including failure to pay principal or interest when due, failure to comply with covenants, the fact that any representation or warranty made by the Borrowers is false in any material respect, certain insolvency or receivership events affecting the Company or its subsidiaries, defaults relating to indebtedness of at least $100 million in the aggregate and a change in control of the Company (such change in control as defined in the Credit Agreement). For certain events of default, the commitments of the Lenders will be automatically terminated and all outstanding obligations of the Borrowers will become immediately due and payable, without notice or other action by the Lenders.

As of the date of this report, the Company had no borrowings under the Credit Facility and was in compliance with all applicable financial covenants and other restrictions under the Credit Agreement.

The Credit Agreement amends and restates the Company’s existing $175 million revolving credit facility that was entered into on December 17, 2004 and had a maturity date in December 2009 (the “Old Credit Facility”). The Company had no outstanding borrowings under the Old Credit Facility and was in compliance with all applicable financial covenants and other restrictions as of the effective date of this amendment and restatement.

The foregoing is merely a summary of the terms and conditions of the Credit Agreement and not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Credit

Agreement attached to this Form 8-K as Exhibit 10.1, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
(d)      Exhibits.

10.1
Amended and Restated Credit Agreement, dated November 18, 2009, by and among the Company, The Lincoln Electric Company, Lincoln Electric International Holding Company, J.W. Harris Co., Inc., Vernon Tool Co., Ltd., Lincoln Global, Inc., the Lenders and KeyBank National Association.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN ELECTRIC HOLDINGS, INC.
Date: November 19, 2009	By:	/s/ Vincent K. Petrella
Vincent K. Petrella
Senior Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1
Amended and Restated Credit Agreement, dated November 18, 2009, by and among the Company, The Lincoln Electric Company, Lincoln Electric International Holding Company, J.W. Harris Co., Inc., Vernon Tool Co., Ltd., Lincoln Global, Inc., the Lenders and KeyBank National Association.